Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Cord Blood America, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-164067, 333-158765, 333-155363, and 333-152226 of our report dated March 30, 2010, with respect to the financial statements of Cord Blood America, Inc. in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

March 30, 2010